Exhibit 99.1

Permianville Royalty Trust Announces Monthly Operational Update and Final Special Cash Distribution of Net Proceeds from Permian Basin Divestiture

HOUSTON, Texas—(BUSINESS WIRE)—March 17, 2025

Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced the net profits interest calculation for March 2025. The net profits interest calculation represents reported oil production for the month of December 2024 and reported natural gas production during November 2024. The calculation includes accrued costs incurred in January 2025.

As a result of the cumulative outstanding net profits shortfall, which declined from approximately $1.4 million in the prior month to approximately $1.1 million in the current month, no distribution will be paid in April 2025 to the Trust’s unitholders of record on March 31, 2025 from the monthly net profits interest calculation. As discussed below, distributions cannot resume until the cumulative net profits shortfall is eliminated. Excluding the current shortfall, income from the net profits interest would have been approximately $0.3 million in the current month, or $0.009510 per unit.

The following table displays reported underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month recorded net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	37,097	1,197	474,050	15,802	$75.52	$1.90
Prior Month	39,754	1,325	380,827	12,285	$76.61	$1.97

Recorded oil cash receipts from the oil and gas properties underlying the Trust (the “Underlying Properties”) totaled $2.8 million for the current month on realized wellhead prices of $75.52/Bbl, down $0.2 million from the prior month’s oil cash receipts.

Recorded natural gas cash receipts from the Underlying Properties totaled $0.9 million for the current month on realized wellhead prices of $1.90/Mcf, up $0.2 million from the prior month.

Total accrued operating expenses increased $0.3 million from the prior period to $2.3 million. Capital expenditures increased $0.1 million from the prior period to $1.0 million. The capital expenditures in the current period remained elevated compared to historical monthly averages primarily due to continued drilling of three Haynesville wells operated by a public super major oil company.

The cumulative shortfall in net profits for the current month will be deducted from any net profits in next month’s net profits interest calculation. The Trust will not receive proceeds pursuant to its net profits interest until the cumulative net profits shortfall is eliminated. In addition, if the Trust’s cash on hand is not sufficient to pay ordinary course administrative expenses and the Trust borrows funds or draws on the letter of credit that has been provided to the Trust, or if COERT Holdings 1 LLC (the “Sponsor”) advances funds to the Trust to pay such expenses, no further distributions will be made to Trust unitholders until such amounts borrowed or drawn, or advanced to the Trust, are repaid. At this time based on current commodity prices, the Sponsor anticipates that the Underlying Properties will return to generating positive net profits in 2025.

Separate from this month’s net profits interest calculation, the Sponsor is releasing the $250,000 withheld from the net proceeds allocable to the Trust from the August 2023 sale by the Sponsor of certain oil and gas properties in the Permian Basin, which amount was intended to cover possible indemnification obligations arising during the indemnification period following the closing of the sale. Together with interest, this equates to $282,072, or $0.008548 per unit, payable as a special cash distribution to the holders of its units of beneficial interest. The special cash distribution will be payable on April 14, 2025 to unitholders of record on March 31, 2025.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated, oil and gas properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expectations regarding the future generation of net profits from the Underlying Properties. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from the Sponsor with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which can fluctuate significantly as a result of a variety of factors that are beyond the control of the Trust and the Sponsor. Low oil and natural gas prices will reduce profits to which the Trust is entitled, which will reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. In addition, future monthly capital expenditures may exceed the average levels experienced in 2024 and prior periods, which could reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 22, 2024. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

601 Travis Street, 16th Floor

Houston, Texas 77002

Sarah Newell 1 (512) 236-6555